Exhibit 10.4

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP

October 22, 2010

Clarient, Inc.

31 Columbia

Aliso Viejo, CA 92656

Attention: Ronald Andrews

Re:	Retention Bonus Payment

Dear Ronald:

Subject to the terms and conditions of this letter (this “Letter”), Oak Investment Partners XII, Limited Partnership, a Delaware limited partnership (the “Stockholder”) hereby commits to pay a retention bonus to each of the officers of Clarient, Inc. (the “Company”) listed on Appendix A hereto (each, an “Eligible Officer”) in the amount set forth opposite such Eligible Officer’s name on Appendix A (all such amounts, including unallocated amounts, in the aggregate, the “Retention Bonus”). This Letter is being executed concurrently with that certain other letter agreement dated as of the date hereof (the “Other Stockholder Letter”) between the Company and Safeguard Scientifics, Inc., a Pennsylvania corporation (the “Other Stockholder”), pursuant to which the Other Stockholder has committed to pay retention bonuses to the Eligible Officers in an aggregate amount of $6,900,000 on substantially the same terms as this Letter. Certain capitalized terms used in this Letter are defined in Appendix B hereto. The Retention Bonuses payable under this Letter are intended, among other things, (i) to encourage the Eligible Officers to remain employed by the Company through the consummation of a Change in Control so as to maximize the likelihood of the successful sale of the Company and to ensure that an effective management team remains in place if the proposed sale of the Company is not consummated, and (ii) to position the Company so that stockholder value can be maximized. The Stockholder is entering into this Letter voluntarily and not on account of any obligation that the Stockholder or the Company has to the Company and/or any of the Eligible Officers.

1. Terms and Conditions of the Retention Bonus. Subject to Sections 2, 3 and 4 below, the Stockholder shall pay each Eligible Officer a portion of the Retention Bonus equal to the amount set forth opposite such Eligible Officer’s name on Appendix A, less applicable withholding taxes with respect to the portion of such Retention Bonus required to be paid hereunder, if (a) a Change in Control occurs prior to termination of this Agreement and (b) either:

(i)	the Eligible Officer is employed with the Company on the date on which such Change in Control occurs, or

(ii)	the Eligible Officer’s employment with the Company is terminated by the Company without Cause or by the Eligible Officer for Good Reason after the date hereof and prior to the date that such Change in Control occurs.

Following the date hereof, the Stockholder and the Company (with and subject to approval of a majority of the members of the Compensation Committee of the Company’s Board of Directors not affiliated with either the Stockholder or the Other Stockholder) shall update Appendix A to allocate the amount set forth opposite the column “Unallocated Retention Bonus Amount” among one or more employees of the Company (which may include one or more Eligible Officers already listed on Appendix A) and, following mutual agreement as to such allocation by the Stockholder and the Company, the individual(s) to whom such amounts are allocated shall be considered Eligible Officers with respect to such amounts for purposes of this Agreement and the amounts so allocated shall constitute Retention Bonuses for purposes of this Agreement. In addition, the Company (subject to approval of a majority of the members of the Compensation Committee of the Company’s Board of Directors not affiliated with the Stockholder or the Other Stockholder) and the Stockholder may, at any time prior to consummation of a Change in Control and pursuant to an agreement in writing between the Company and the Stockholder, modify Appendix A to reallocate all or a portion of Retention Bonuses from one or more Eligible Officers to other Eligible Officers or to other employees of the Company (who, upon such reallocation, shall be considered Eligible Officers hereunder); provided that the aggregate total amount of Retention Bonuses payable pursuant to this Letter after giving effect to any such adjustments shall remain $5,100,000. In no event shall the maximum aggregate amount of Retention Bonuses committed to be paid by the Stockholder be increased above $5,100,000. Any portion of the Retention Bonus that becomes payable to an Eligible Officer hereunder shall be paid on the date on which a Change in Control occurs. In the event a Change in Control occurs and the conditions set forth in clause (i) or (ii) above are not satisfied with respect to an Eligible Officer, the Stockholder shall have no obligation with respect to any payment to such Eligible Officer under this Letter or otherwise. For the avoidance of doubt, the Stockholder shall have no obligation to pay any portion of the Retention Bonus to any Eligible Officer if a Change in Control does not occur.

2. Release of Claims. It shall be a condition to the payment of any Retention Bonus pursuant to Section 1 that the Eligible Officer intended to receive such payment execute and deliver to the Stockholder and the Company a release of claims in the form attached hereto as Appendix C.

3. Approval by Compensation Committee. Notwithstanding anything to the contrary in this Letter, no portion of the Retention Bonus shall be paid to any Eligible Officer unless and until the Compensation Committee of the Company’s Board of Directors has approved and/or ratified each such Retention Bonus as an “employment compensation, severance or other employee benefits arrangement,” as defined under Rule 14d-10(d)(1) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), for purposes of establishing the “non-exclusive safe harbor” with respect to such Retention Bonus pursuant to Rule 14d-10(d)(2) under the Exchange Act.

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4. Payment of Income Taxes and Employer Taxes. On or prior to the date of a Change in Control, the Company shall advise the Stockholder in writing of the amount (determined by a majority of the members of the Audit Committee of the Company’s Board of Directors) of the aggregate amount of Federal, state or local taxes that are required to be withheld by the Company pursuant to any applicable law or regulation with respect to the Retention Bonus payable by the Stockholder to the Eligible Officers under this Letter (the “Withholding Taxes”). Solely for purposes of determining such Withholding Taxes, the Retention Bonus shall be deemed to constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and thus shall include any excise taxes payable (using such assumption) under Section 4999 of the Code (the “Excise Taxes”). The Stockholder shall withhold from the portion of the Retention Bonus payable to an Eligible Officer the amount of Withholding Taxes applicable to such Eligible Officer as specified by the Company pursuant to the preceding sentence, less the portion of the Covered Excise Tax Amount allocable to such Eligible Officer. For purposes of this Letter, the “Covered Excise Tax Amount” means the lesser of (x) one-half of the Excise Taxes imposed on the Eligible Officers directly or indirectly as a result of the payment of the Retention Bonus and (y) $563,125, in each case allocated among the Eligible Officers as determined by a majority of the members of the Compensation Committee of the Company’s Board of Directors not affiliated with the Stockholder or the Other Stockholder. The Company shall (a) pay and report the amounts of Withholding Taxes to the applicable Federal, state and local tax authorities (including the Covered Excise Tax Amounts) upon the Stockholder’s delivery of the amounts it is required to withhold pursuant to this Section 4 to the Company on the date on which a Change in Control occurs and (b) pay (including a gross-up amount so that any additional Federal, state or local taxes attributable to the Covered Excise Tax Amounts shall also be funded by the Company) and report such additional Federal, state or local taxes that are required to be withheld by the Company pursuant to any applicable law or regulation with respect to amounts funded by the Company rather than the Stockholder under clause (a) and this clause (b). In the event the Company reports the Retention Bonus as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, such reporting position shall not preclude any Eligible Officer from asserting that a Retention Bonus does not constitute a “parachute payment” in such Eligible Officer’s personal income tax returns filed with any taxing authority.

5. Limit on Payments by Stockholder. The portion of the Retention Bonus paid to an Eligible Officer shall be reduced to the extent necessary so that no portion thereof shall be subject to Excise Taxes but only if, by reason of such reduction, the net after-tax benefit received by such Eligible Officer shall exceed the net after-tax benefit received by such Eligible Officer (taking into account the Company’s payment of the Covered Excise Tax Amount (including related gross up amounts contemplated by Section 4)) if no such reduction was made.

6. No Right To Continued Employment; Impact on other Plans. Nothing contained in this Letter shall (i) confer upon any Eligible Officer any right to continue in the employ of the

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Company or any of its subsidiaries, (ii) constitute any contract or agreement of employment, (iii) interfere in any way with the right of the Company or any of its subsidiaries to terminate an Eligible Officer’s employment at any time, with or without cause, or (iv) affect in any way an Eligible Officer’s rights under any other plan or agreement with the Company or any of its subsidiaries, including, without limitation, any employment or severance agreement. Retention Bonuses paid under this Letter shall not be taken into account to increase any benefits provided, or continue coverage, under any other plan, program, policy or arrangement of the Company or its subsidiaries, except as otherwise expressly provided in such other plan, program, policy or arrangement.

7. Non-Transferability. The Company may not transfer or assign any right or interest under this Letter without the prior written consent of the Stockholder.

8. Amendment and Termination. The Company (subject to approval of a majority of the members of the Audit Committee of the Company’s Board of Directors) and the Stockholder may terminate, amend or modify this Letter at any time prior to consummation of a Change in Control pursuant to an agreement in writing between the Company and the Stockholder. In addition, this Letter shall automatically terminate (unless extended in writing by the Company and the Stockholder) (i) if at any time after the date hereof and prior to the consummation of a Change in Control, the Company is not, for a period of at least fifteen (15) consecutive business days, a party to an Acquisition Agreement or (ii) if the Other Stockholder Letter is terminated or is materially amended to reduce the amount of the commitment of the Other Stockholder to pay retention bonuses thereunder without the consent of the Stockholder. For purposes of clause (i) of the preceding sentence, the Company shall be deemed to not be a party to an Acquisition Agreement if such Acquisition Agreement has been terminated.

9. No Third Party Beneficiary. Nothing contained in this Letter shall create any third-party beneficiary or other right in any other person, including any Eligible Officer or any employee or former employee of the Company or any of its subsidiaries, and no such person shall have standing to enforce such provisions hereof as if they were a party hereto.

10. Voluntary Agreement. The Stockholder hereby acknowledges and represents that it has voluntarily agreed to pay a Retention Bonus pursuant to the terms and conditions of this Letter and that such agreement is not on behalf of or in satisfaction of any obligation of the Company.

11. Governing Law. This Letter shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof) and applicable federal law.

12. Severability. The invalidity or unenforceability of any provision of this Letter shall not affect the validity or enforceability of any other provision of the Letter, which shall remain in full force and effect.

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13. Captions. The captions preceding the sections of this Letter have been inserted solely as a matter of convenience and shall not define or limit the scope or intent of any section or provision of this Letter.

[Signature Page Follows]

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Very truly yours,

STOCKHOLDER OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP By: Oak Associates XII, LLC, its General Partner

By:	/s/ ANN LAMONT
Name: Ann Lamont Title: Managing Member

Accepted and Agreed,

this 22nd day of October, 2010.

CLARIENT, INC.

By:	/s/ RONALD A. ANDREWS
Name: Ronald A. Andrews, Title: Vice Chairman and CEO

Appendix A

Eligible Officer	Retention Bonus*
Ronald Andrews	$1,592,459
Kenneth Bloom	$650,657
Michael Pellini	$953,138
David Daly	$884,122
Michael Rodriguez	$467,124
Glen Fredenberg	$212,500
Melinda Griffith	$85,000
Unallocated Retention Bonus Amount	$255,000

* Gross amount, before applicable tax withholding

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Appendix B

Definition of “Acquisition Agreement”

“Acquisition Agreement” shall mean any definitive agreement providing for a Change in Control.

Definition of “Cause”

“Cause” with respect to any Eligible Officer, shall mean (i) the Eligible Officer’s failure to adhere to any lawful written policy of the Company (unless the Eligible Officer’s failure to adhere is at the request of the Company’s Board of Directors) if the Eligible Officer has been given a reasonable opportunity to comply with such policy and cure the Eligible Officer’s failure to comply (which reasonable opportunity to cure must be granted for a period of at least ten days and up to thirty days, if reasonable); (ii) the Eligible Officer’s appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iii) the Eligible Officer’s misappropriation (or attempted misappropriation) of any of the Company’s funds or property (including without limitation trade secrets and other intellectual property); or (iv) the Eligible Officer’s conviction of, or Eligible Officer’s entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof.

Definition of “Change in Control”

“Change in Control” shall mean (i) the issuance, sale, transfer or acquisition of shares of capital stock of the Company (including a transfer as a result of death, disability, operation of law, or otherwise) in a single transaction or a group of related transactions, as a result of which any entity, person, or group acquires the beneficial ownership of newly issued, outstanding or treasury shares of the capital stock of the Company having 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote for at least a majority of the authorized number of directors of the Company or (ii) any merger, consolidation, sale of all or substantially all the assets or other comparable transaction as a result of which all or substantially all of the assets and business of the Company are acquired directly or indirectly by another entity. An “affiliate” of an entity is an entity controlling, controlled by, or under common control with the entity specified, directly or indirectly through one or more intermediaries. “Group” shall have the same meaning as in Section 13(d) of the Securities Exchange Act of 1934 (provided, however, that Safeguard Scientifics, Inc. (and its affiliates), on the one hand, and Oak Investment Partners XII, Limited Partnership (and its affiliates), on the other hand, shall be deemed not to constitute part of the same group with each other), and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 of the Securities and Exchange Commission adopted under the Securities Exchange Act of 1934.

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Definition of “Good Reason”

“Good Reason” with respect to any Eligible Officer, shall mean “Good Reason” as defined in such Eligible Officer’s employment agreement with the Company if such an agreement exists and contains a definition of Good Reason, or, if no such agreement exists or such agreement does not contain a definition of Good Reason, then Good Reason shall mean (i) the Eligible Officer’s assignment (without the Eligible Officer’s consent) to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than the position, responsibilities, or duties currently held by the Eligible Officer or removal from Eligible Officer’s current position in the Company; (ii) the relocation of the Company’s offices at which the Eligible Officer is principally employed to a location which is more than thirty (30) miles from the location of the Company’s principal offices on the effective date of this Letter; (iii) the material reduction of the Eligible Officer’s base salary or bonus opportunity, except pursuant to a reduction which also applies to the Company’s other senior executives; or (iv) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Eligible Officer is required to report; provided, however, that the Eligible Officer must have given the written notice to the Company that the Eligible Officer believes he has the right to terminate employment for Good Reason, within ninety (90) days of the initial occurrence of such event, and the Company fails to eliminate the good reason within thirty (30) days after receipt of the notice. Further, the Eligible Officer’s termination of employment must occur within 2 years from the initial occurrence of an event that constitutes Good Reason.

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Appendix C

Confirmation and General Release

Reference is made to the letter agreement dated as of October 22, 2010 (the “Letter”) between Oak Investment Partners XII, Limited Partnership, a Delaware limited partnership (the “Stockholder”) and Clarient, Inc. (the “Company”).

The undersigned does hereby confirm that the undersigned (i) does not have and has not had any right to receive any payments, compensatory or otherwise, from the Stockholder or any Stockholder Releasee (“Stockholder Payments”) and (ii) does not have and has not had any right to receive any payments, compensatory or otherwise, or equity interests in the Company (“Company Payments” and, together with Stockholder Payments (“Payments”)) from the Company or any Company Releasee other than (a) pursuant to stock options or restricted stock awards granted to the undersigned prior to the date hereof subject to the terms and conditions thereof, (b) pursuant to any written employment agreement between the undersigned and the Company subject to the terms and conditions thereof, (c) pursuant to the Company’s Management Incentive Plan, subject to the terms and conditions thereof, and (d) pursuant to employee benefit plans existing as of the date hereof, subject to the terms and conditions thereof (the agreements, instruments and/or plans described in clauses (a)-(d), the “Existing Compensatory Arrangements”). “Stockholder Releasees” means the Stockholder and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them. “Company Releasees” means the Company and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them. In consideration of the Stockholder’s payment of the Retention Bonus, the undersigned hereby releases and forever discharges the Stockholder Releasees and Company Releasees (collectively, the “Releasees”) of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, with respect to any Payment other than pursuant to the Letter or the Existing Compensatory Arrangements. For the avoidance of doubt, this release does not apply to (i) any right to receive indemnification and/or advancement of expenses that the undersigned may have from the Company (and/or any of its subsidiaries) or under any Acquisition Agreement (or under applicable director and officers’ insurance policies) or (ii) the Company’s responsibilities pursuant to Section 4 of the Letter.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or

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Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

The undersigned acknowledges that it has been advised of the provisions of California Civil Code Section 1542 which provides that: “A general release does not extend to claims which the creditor does not know or suspect exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement.” The undersigned being aware of said code section, hereby expressly waives any right the undersigned may have thereunder, as well as under any other statute or common law principle of similar effect.

This Confirmation and General Release shall be effective concurrent with the receipt by the undersigned of the portion of the Retention Bonus that is payable to the undersigned pursuant to the Letter.

IN WITNESS WHEREOF, the undersigned has executed this Confirmation and Release this ____ day of ___________, ____.

[Name]

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